As filed with the Securities and Exchange Commission on September 27, 2013

Registration Statement No. 333-179485

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 8

TO

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

EMPIRE STATE REALTY TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

One Grand Central Place

60 East 42nd Street

New York, New York 10165

(212) 953-0888

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Anthony E. Malkin

Chairman, Chief Executive Officer and President

c/o Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

(212) 953-0888

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Larry P. Medvinsky, Esq. Jason D. Myers, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375	Stuart A. Barr, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, DC 20004 Tel: (202) 637-5600 Fax: (202) 637-5910

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.   ☐

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(1)
Class A Common Stock, par value $0.01 per share	$1,233,375,000	$146,432.35(3)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes the offering price of Class A common stock that may be purchased by the underwriters upon the exercise of their option.
(3)	Includes $114,600.00 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Empire State Realty Trust, Inc. has prepared this Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-179485) for the purpose of updating the fees and expenses as set forth below in Item 31 of Part II as well as filing Exhibits 1.1, 5.1, 8.1, 10.4, 10.5, 10.6, 10.7 and 23.1 and updated versions of Exhibits 3.1, 10.17, 10.18, 10.19 and 21.1 to the Registration Statement as set forth below in Item 36(b) of Part II. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect the changes in Item 31 and to reflect in the Exhibit Table the filing of the aforementioned exhibits).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby including the costs of the consolidation transaction. All amounts are estimates except the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee	$146,432.35
FINRA filing fee	$110,506.25
NYSE listing fee	$250,000.00
Legal fees and expenses (including Blue Sky fees)	$32,895,413.00
Accounting fees and expenses	$47,283,894.00
Printing and engraving expenses	$5,333,099.00
Transfer agent fees and expenses	$24,705.00
Miscellaneous	$24,022,789.00

Total	$110,066,838.60

Item 32.	Sales to Special Parties.

None.

Item 33.	Recent Sales of Unregistered Securities.

On July 29, 2011, Anthony E. Malkin purchased 1,000 shares of our Class A common stock for an aggregate purchase price of $100.00 in a private offering. We will repurchase these shares at cost upon completion of this offering. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Prior to or concurrently with the completion of this offering, based on the mid-point of the range of prices on the cover of the prospectus, we will acquire, through a series of contributions and merger transactions, the assets and liabilities of the entities through which our predecessor holds our predecessor and the related properties and will issue 148,839,571 operating partnership units and 17,715,085 shares of our Class A common stock and will pay $717.8 million in cash to holders of interests in our predecessor and the related properties. In addition, prior to or concurrently with the completion of this offering, we will issue 1,130,006 shares of our Class B common stock to certain holders of interest in our predecessor and the related properties that receive operating partnership units. All of such persons had a substantive, pre-existing relationship with us and irrevocably committed to the transfer of such interests prior to the initial filing of this registration statement, and all such persons who will receive operating partnership units and/or shares of our common stock are “accredited investors” as defined under Regulation D of the Securities Act. Each such person is a holder of an interest in our predecessor and we have dealt with such persons throughout the time that such persons held interests in our predecessor. The issuance of such operating partnership units and common stock will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and pursuant to Rule 506 of Regulation D of the Securities Act. All such persons were provided with and had access to information about the issuers of these securities including business objectives and historical property and financial information.

Item 34.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation or in any proceeding charging improper personal benefit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. In addition, our equity incentive plan requires us to indemnify our directors and members of our compensation committee in connection with the performance of their duties, responsibilities and obligations under our equity incentive plan, to the maximum extent permitted by Maryland law.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors, executive officers and chairman emeritus, and certain other parties, providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and chairman emeritus and (ii) our executive officers, chairman emeritus and certain other parties who are former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such. In addition, our operating partnership's partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law. Furthermore, following completion of this offering, we intend to purchase and maintain insurance on behalf of all of our directors and executive officers against or incurred by them in their official capacities, whether or not we are required or have the power to indemnify them against the same liability and, pursuant to the indemnification agreements, we will be required to maintain a comparable "tail" directors' and officers' liability insurance policy for six years after each director or executive officer ceases to serve in such capacity.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(b)	Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P. and the underwriters named therein

3.1	Articles of Amendment and Restatement of Empire State Realty Trust, Inc.

3.2**	Bylaws of Empire State Realty Trust, Inc.

4.1**	Form of Specimen Class A Common Stock Certificate of Empire State Realty Trust, Inc.

4.2**	Form of Specimen Class B Common Stock Certificate of Empire State Realty Trust, Inc.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1**	Form of Amended and Restated Agreement of Limited Partnership of Empire State Realty OP, L.P.

10.2**	Form of Registration Rights Agreement among Empire State Realty Trust, Inc. and the persons named therein

10.3**	Empire State Realty Trust, Inc. Equity Incentive Plan

10.4	Form of Restricted Stock Agreement (Performance-Based)

10.5	Form of Restricted Stock Agreement (Time-Based)

10.6	Form of LTIP Agreement (Performance-Based)

10.7	Form of LTIP Agreement (Time-Based)

10.8**	Form of Tax Protection Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and the parties named therein

10.9**	Form of Indemnification Agreement among Empire State Realty Trust, Inc. and its directors and officers

10.10**	Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain members of the Malkin Group listed on the signature pages thereto

10.11**	Amended and Restated Contribution Agreement dated July 2, 2012 among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain entities affiliated with the Helmsley estate listed on the signature pages thereto

10.12**	Form of Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the private existing entities contributing properties in the consolidation

10.13**	Form of Contribution Agreement among Empire State Realty Trust, Inc., Empire Realty OP, L.P. and each of the public existing entities contributing properties in the consolidation

10.14**	Form of Merger Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the predecessor management companies

10.15**	Representation, Warranty and Indemnity Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P., Anthony E. Malkin, Cynthia M. Blumenthal and Scott D. Malkin

10.16**	Employment Agreement between Empire State Realty Trust, Inc. and Anthony E. Malkin

10.17	Amended and Restated Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Associates L.L.C.

10.18	Amended and Restated Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Company L.L.C.

10.19	Amended and Restated Option Agreement among Empire Realty Trust, L.P. and 1400 Broadway Associates L.L.C.

10.20**	Form of Asset Management Agreement

10.21**	Form of Services Agreement

10.22**	Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.23**	First Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.24**	Second Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.25**	Replacement Promissory Note A-1 among Empire State Land Associates L.L.C. and Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

10.26**	Consolidated, Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

10.27**	Third Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.28**	Commitment Letter for Secured Revolving and Term Credit Facility among Bank of America, N.A., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Empire State Realty Trust, Inc. and Empire State Realty OP, L.P.

10.29**	Agreement to Amend Commitment Letter for Secured Revolving and Term Credit Facility among Bank of America, N.A., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Empire State Realty Trust, Inc. and Empire State Realty OP, L.P.

10.30**	Form of Change in Control Severance Agreement

10.31**	Form of Secured Revolving and Term Credit Facility among Empire State Realty OP, L.P., ESRT Empire State Building, L.L.C., Empire State Realty Trust, Inc., the subsidiaries of Empire State Realty OP, L.P. from time to time party thereto, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA and the other lenders party thereto.

21.1	List of Subsidiaries of Empire State Realty Trust, Inc.

23.1	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1)

23.2**	Consent of Ernst & Young LLP

23.3**	Consent of Rosen Consulting Group

23.4**	Consent of William H. Berkman

23.5**	Consent of Alice M. Connell

23.6**	Consent of Steven J. Gilbert

23.7**	Consent of S. Michael Giliberto

23.8**	Consent of Lawrence E. Golub

23.9**	Consent of Thomas J. DeRosa

24.1**	Power of Attorney (included on the signature page to the registration statement)

99.1**	Stipulation of Settlement dated September 28, 2012 and Amendment thereto, dated October 10, 2012

**	Previously filed.

Item 37.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 8 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 27, 2013.

Empire State Realty Trust, Inc.

By:	/s/ Anthony E. Malkin
Anthony E. Malkin Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 8 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	/s/ Anthony E. Malkin Anthony E. Malkin	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	September 27, 2013

By:	/s/ David A. Karp David A. Karp	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial and Accounting Officer)	September 27, 2013

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P. and the underwriters named therein

3.1	Articles of Amendment and Restatement of Empire State Realty Trust, Inc.

3.2**	Bylaws of Empire State Realty Trust, Inc.

4.1**	Form of Specimen Class A Common Stock Certificate of Empire State Realty Trust, Inc.

4.2**	Form of Specimen Class B Common Stock Certificate of Empire State Realty Trust, Inc.

5.1	Opinion of Clifford Chance US LLP (including consent of such firm)

8.1	Tax Opinion of Clifford Chance US LLP (including consent of such firm)

10.1**	Form of Amended and Restated Agreement of Limited Partnership of Empire State Realty OP, L.P.

10.2**	Form of Registration Rights Agreement among Empire State Realty Trust, Inc. and the persons named therein

10.3**	Empire State Realty Trust, Inc. Equity Incentive Plan

10.4	Form of Restricted Stock Agreement (Performance-Based)

10.5	Form of Restricted Stock Agreement (Time-Based)

10.6	Form of LTIP Agreement (Performance-Based)

10.7	Form of LTIP Agreement (Time-Based)

10.8**	Form of Tax Protection Agreement among Empire State Realty Trust, Inc., Empire State Realty OP, L.P., and the parties named therein

10.9**	Form of Indemnification Agreement among Empire State Realty Trust, Inc. and its directors and officers

10.10**	Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain members of the Malkin Group listed on the signature pages thereto

10.11**	Amended and Restated Contribution Agreement dated July 2, 2012 among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and certain entities affiliated with the Helmsley estate listed on the signature pages thereto

10.12**	Form of Contribution Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the private existing entities contributing properties in the consolidation

10.13**	Form of Contribution Agreement among Empire State Realty Trust, Inc., Empire Realty OP, L.P. and each of the public existing entities contributing properties in the consolidation

10.14**	Form of Merger Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P. and each of the predecessor management companies

10.15**	Representation, Warranty and Indemnity Agreement among Empire Realty Trust, Inc., Empire Realty Trust, L.P., Anthony E. Malkin, Cynthia M. Blumenthal and Scott D. Malkin

10.16**	Employment Agreement between Empire State Realty Trust, Inc. and Anthony E. Malkin

10.17	Amended and Restated Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Associates L.L.C.

10.18	Amended and Restated Option Agreement among Empire Realty Trust, L.P. and 112 West 34th Street Company L.L.C.

10.19	Amended and Restated Option Agreement among Empire Realty Trust, L.P. and 1400 Broadway Associates L.L.C.

10.20**	Form of Asset Management Agreement

10.21**	Form of Services Agreement

10.22**	Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.23**	First Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.24**	Second Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.25**	Replacement Promissory Note A-1 among Empire State Land Associates L.L.C. and Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

10.26**	Consolidated, Amended and Restated Fee and Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C. and HSBC Bank USA, National Association

10.27**	Third Amendment to Secured Term Loan among Empire State Land Associates L.L.C., Empire State Building Associates L.L.C., HSBC Bank USA, National Association, DekaBank Deutsche Girozentrale and other institutional lenders

10.28**	Commitment Letter for Secured Revolving and Term Credit Facility among Bank of America, N.A., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Empire State Realty Trust, Inc. and Empire State Realty OP, L.P.

10.29**	Agreement to Amend Commitment Letter for Secured Revolving and Term Credit Facility among Bank of America, N.A., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Empire State Realty Trust, Inc. and Empire State Realty OP, L.P.

10.30**	Form of Change in Control Severance Agreement

10.31**	Form of Secured Revolving and Term Credit Facility among Empire State Realty OP, L.P., ESRT Empire State Building, L.L.C., Empire State Realty Trust, Inc., the subsidiaries of Empire State Realty OP, L.P. from time to time party thereto, Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Bank USA and the other lenders party thereto.

21.1	List of Subsidiaries of Empire State Realty Trust, Inc.

23.1	Consent of Clifford Chance US LLP (included in Exhibits 5.1 and 8.1)

23.2**	Consent of Ernst & Young LLP

23.3**	Consent of Rosen Consulting Group

23.4**	Consent of William H. Berkman

23.5**	Consent of Alice M. Connell

23.6**	Consent of Steven J. Gilbert

23.7**	Consent of S. Michael Giliberto

23.8**	Consent of Lawrence E. Golub

23.9**	Consent of Thomas J. DeRosa

24.1**	Power of Attorney (included on the signature page to the registration statement)

99.1**	Stipulation of Settlement dated September 28, 2012 and Amendment thereto, dated October 10, 2012

**	Previously filed.